Exhibit 99.3

KATAPULT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company”, or “Katapult” refer to Katapult Holdings, Inc. and subsidiaries prior to the consummation of the merger.

You should read the following discussion and analysis of our financial condition and results of operations together with the our unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this Form 8-K. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” and elsewhere in the proxy statement/prospectus filed on May 18, 2021, our actual results may differ materially from those anticipated in these forward-looking statements. All dollar amounts are in thousands, unless otherwise specified.

Overview

Katapult is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for nonprime U.S. consumers. Katapult’s fully-digital, next-generation technology platform provides nonprime consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce merchants. The Company’s sophisticated end-to-end technology platform provides seamless integration with merchants, underwriting capabilities that exceed those of commonly available services, and exceptional customer experiences. See the section titled “Business” of this document for further details on our business.

Key events impacting our business are as follows:

●	COVID-19 – In March 2020, The World Health Organization recognized a global pandemic known as the coronavirus, or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. During 2020 the Company implemented cost containment and cash management initiatives to mitigate the potential impact of the COVID-19 pandemic on our business and liquidity. The Company experienced positive performance during the pandemic due to increased customer activity and the resiliency of our business model. However, certain COVID-19 related trends underlying that positive performance may not continue at current levels. Management will continue to monitor any changes to the business as the pandemic continues throughout 2021.

Business Combination — On June 9, 2021, Katapult announced that it had closed its merger with FinServ Acquisition Corp., a publicly traded special purpose acquisition company. Total consideration paid to Katapult’s existing shareholders was $754 million ($833 million less value of Katapult Options converted to New Katapult options of $89 million plus $10 million of adjustments in accordance with the terms of merger agreement). Cash proceeds from the transaction funded $329.6 million of cash consideration to Katapult’s existing shareholders and $50 million of cash to Katapult’s balance sheet. The cash components of the transaction were funded by FinServ’s cash in trust of $251 million as well as a $150 million private placement of common stock at $10 per share from various institutional investors. The balance of the consideration to Katapult’s equity holders consisted of equity in the Company. Existing Katapult equity holders will have the potential to receive an earn-out for an additional 7,500,000 shares if certain price targets are met as set forth in the definitive merger agreement.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions, which may also be useful to an investor.

Gross Originations

We measure gross originations to assess the growth trajectory and overall size of our lease portfolio. There is a direct correlation between gross origination growth and revenue growth. We define gross originations as the retail price of the merchandise associated with lease-purchase agreements entered into during the period through the Katapult platform. Gross Originations may be useful to an investor because it helps to understand the growth trajectory of revenues.

The following table presents gross originations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Change
	2021	2020	$	%
Gross Originations	$63,765	$37,213	$26,552	71.3%

Total Revenue, Unearned Revenue, and Bad Debt Recoveries

Total revenue represents the summation of rental revenue, other revenue, and service fees. Unearned revenue represents the Company’s liability for cash received from customers prior to the related revenue being earned, and bad debt recoveries represent customer payments for receivables that had previously been written off. Bad debt recoveries represent a reduction to bad debt expense in the period in which they are collected. We measure these metrics to assess the total view of paythrough performance of our customers. We believe looking at these components of our unaudited condensed consolidated financial statements is useful to an investor as it helps to understand the total payment performance of customers.

The following table presents total revenue and bad debt recoveries for the three months ended March 31, 2021 and 2020, as well as unearned revenue as of March 31, 2021 and December 31, 2020.

	Three Months Ended March 31,
	2021	2020
Total revenue	$80,635	$42,888
Bad debt recoveries (1)	1,401	498

(1)	Bad debt recoveries represent 29% of total bad debt expense of $4,887 for the three months ended March 31, 2021 and 15% of total bad debt expense of $3,388 for the three months ended March 31, 2020.

	March 31, 2021	December 31, 2020
Unearned revenue	$3,032	$2,652

Gross Profit

Gross profit represents total revenue less cost of revenue, and is a measure presented in accordance with U.S. GAAP. See the “Non-GAAP Measures” section below for a presentation of this measure alongside adjusted gross profit, which is a non-GAAP measure utilized by management.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following tables are references for the discussion that follows.

	Three Months Ended March 31,		Change
	2021	2020	$	%
Revenue
Rental revenue	$80,625	$42,578	$38,047	89.4%
Other revenue	10	264	(254)	-96.2%
Service fees	-	46	(46)	-100.0%
Total revenue	80,635	42,888	37,747	88.0%
Cost of revenue	52,882	27,333	25,549	93.5%
Gross profit	27,753	15,555	12,198	78.4%
Operating expenses:
Servicing costs	1,138	980	158	16.1%
Underwriting fees	467	479	(12)	-2.5%
Professional and consulting fees	1,534	222	1,312	591.0%
Technology and data analytics	1,715	1,828	(113)	-6.2%
Bad debt expense	4,887	3,388	1,499	44.2%
General and administrative	3,599	1,924	1,675	87.1%
Total operating expenses	13,340	8,821	4,519	51.2%
Income from operations	14,413	6,734	7,679	114.0%
Interest expense and other fees	(4,140)	(2,985)	(1,155)	38.7%
Change in fair value of warrant liability	(358)	-	(358)	100.0%
Income before provision for income taxes	9,915	3,749	6,166	164.5%
Provision for income taxes	(1,825)	(79)	(1,746)	2210.1%
Net income and comprehensive income	$8,090	$3,670	$4,420	120.4%

Rental revenue

Rental revenue consists of revenue earned from property held for lease and agreed-upon charges related to lease-purchase agreements. Rental revenue increased by $38,047, or 89.4%, to $80,625 for the three months ended March 31, 2021, from $42,578 for the same period in 2020. The Company experienced a 71.3% increase in originations over the period due to the increase in consumer e-commerce activity and the addition of new merchant partners. The increase in rental revenue was also attributed to the addition of new merchant partners on the Katapult platform and the increase in originations from Wayfair Inc., which increased 57.7%.

Cost of revenue

Cost of revenue consists primarily of depreciation expense related to property held for lease, impairment of property held for lease, net book value of property buyouts, processing fees, and other costs associated with offering lease-purchase transactions to customers. Cost of revenue increased $25,549, or 93.5%, to $52,882 for the three months ended March 31, 2021, from $27,333 for the same period in 2020. This increase was primarily driven by the proportional increase in rental revenue and origination volume over this period. Cost of revenue as a percentage of total revenue increased to 65.6% for the three months ended March 31, 2021, compared to 63.7% in 2020. Cost of revenue increased as a percentage of total revenue due to accelerated lease depreciation estimates during the three months ended March 31, 2021.

Gross profit

Gross profit increased by $12,198, or 78.4%, to $27,753 for the three months ended March 31, 2021, from $15,555 for the same period in 2020. This was due to the individual revenue and cost of revenue drivers described above. These individual drivers were caused by an overall increase in performance on recently originated leases, which was due to improved underwriting and payment collection performance. Gross profit as a percentage of total revenue decreased to 34.4% for the three months ended March 31, 2021 compared to 36.3% for the same period in 2020 due to accelerated lease depreciation estimates during the three months ended March 31, 2021.

Operating expenses

The following tables quantify the dollar amounts of operating costs versus total revenue for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Percentage of Total Revenue
	2021	2020	2021	2020
Total revenue	$80,635	$42,888

Servicing costs	1,138	980	1.4%	2.3%
Underwriting fees	467	479	0.6%	1.1%
Professional and consulting fees	1,534	222	1.9%	0.5%
Technology and data analytics	1,715	1,828	2.1%	4.3%
Bad debt expense	4,887	3,388	6.1%	7.9%
General and administrative	3,599	1,924	4.5%	4.5%

Servicing Costs

Servicing costs primarily consist of permanent and temporary call center support. Servicing costs increased by $158, or 16.1%, to $1,138 for the three months ended March 31, 2021, from $980 for the same period in 2020. This was primarily due to the increase in overall originations during the same period and was offset by scalability efficiencies achieved in the latter part of 2020 and 2021. Servicing costs as a percentage of total revenue decreased to 1.4% for the three months ended March 31, 2021 compared to 2.3% for the same period in 2020.

Underwriting fees

Underwriting fees primarily consist of data costs related to inputs from customer underwriting models. Underwriting fees decreased by $12, or 2.5%, to $467 for the three months ended March 31, 2021, from $479 for the same period in 2020. This was primarily due to scalability efficiencies achieved during the latter part of 2020 as the Company refined and continues to refine its customer underwriting model, specifically the Company’s ability to favorably renegotiate third party data costs, despite an increase in underwriting activity associated with increased revenue volume over the period. Underwriting fees as a percentage of total revenue decreased to 0.6% for the three months ended March 31, 2021, compared to 1.1% for the same period in 2020.

Professional and consulting fees

Professional and consulting fees primarily consist of corporate legal and accounting costs. Professional and consulting fees increased by $1,312, or 591.0%, to $1,534 for the three months ended March 31, 2021, compared to $222 for the same period in 2020. This increase was primarily driven by the pending business combination, which resulted in $676 of non-capitalizable expenses for the three months ended March 31, 2021 as well as an increase of $493 in accounting and legal fees in preparation of becoming a public company. Professional and consulting fees as a percentage of revenue increased to 1.9% for the three months ended March 31, 2021, compared to 0.5% for the same period in 2020.

Technology and data analytics

Technology and data analytics expense primarily consist of salaries and benefits for computer programming and data analytics employees that support our underlying technology and proprietary risk model algorithms. Technology and data analytics expense decreased by $113, or 6.2%, to $1,715 for the three months ended March 31, 2021, compared to $1,828 for the same period in 2020. This was primarily due to a greater portion of software development activities qualifying for capitalization in 2021 resulting in a net decrease in expense partially offset by the addition of employee headcount to continue the build-out of the Company’s technological infrastructure and continued improvement and management of our proprietary risk model algorithms. Technology and data analytics expense as a percentage of total revenue decreased to 2.1% for the three months ended March 31, 2021, compared to 4.3% for the same period in 2020.

Bad debt expense

Bad debt expense primarily consists of provisions for uncollectable accounts receivable, net of recoveries. Bad debt expense increased by $1,499, or 44.2%, to $4,887 for the three months ended March 31, 2021, compared to $3,388 for the same period in 2020. This increase was primarily driven by the proportional increase in originations over this period, which was offset by decreased charge-off rates due to better underwriting and payment collection performance. Bad debt expense as a percentage of total revenue decreased to 6.1% for the three month ended March 31, 2021, compared to 7.9% for the same period in 2020.

General and administrative

General and administrative expense consists primarily of payroll and related costs, stock-based compensation, occupancy costs, travel and entertainment, and other general overhead costs, including depreciation and amortization related to office equipment and software. General and administrative expense increased by $1,675, or 87.1%, to $3,599 for the three months ended March 31, 2021, from $1,924 for the same period in 2020. This increase is related to added headcount to support the growth trajectory of the Company, which drove a $1,201 increase in payroll costs within general and administrative expense in 2021. General and administrative expense as a percentage of total revenue was 4.5% for the three months ended March 31, 2021 and 2020. General and administrative expense as a percentage of total revenue were flat due to the Company achieving scale.

Non-operating income / expense

The following tables quantify the dollar amounts of non-operating income and expenses versus total revenue for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Percentage of Total Revenue
	2021	2020	2021	2020
Total revenue	$80,635	$42,888

Interest expense and other fees	(4,140)	(2,985)	5.1%	7.0%
Change in fair value of warrant liability	(358)	-	0.4%	N/A

Interest expense and other fees

Interest expense and other fees increased by $1,155, or 38.7%, to $4,140 for the three months ended March 31, 2021, compared to $2,985 for the same period in 2020. This was primarily due to an increase in total outstanding principal balances on our debt during 2021. Principal balances increased due to increased origination volume combined with borrowings of a $50,000 term loan in Q4 2020. Interest expense and other fees as a percentage of total revenue decreased to 5.1% for the three months ended March 31, 2021 compared to 7.0% for the same period in 2020, which was primarily driven by lower interest rates on our debt facilities.

Change in fair value of warrant liability

The change in fair value of warrant liability was $358 for the three months ended March 31, 2021 and was $0 for the same period in 2020. The balance consists of changes in the fair value of the Company’s warrant liability driven by an increase in the fair value of this liability between December 31, 2020 and March 31, 2021. The increase in the fair value of the liability was mainly driven by an increase in the volatility assumption and decrease in discount rate assumption.

Provision for income taxes

Provision for income taxes was $1,825 for the three months ended March 31, 2021 and was $79 for the same period in 2020. This increase was primarily due to state income taxes on the Company’s estimated taxable income for the year ending December 31, 2021. Taxable income is expected to be generated in certain states where accelerated federal tax depreciation is disallowed. The primary driver of provision for income taxes for the three months ended March 31, 2021 was the state of California, where net operating loss carryforwards have been temporarily suspended for companies generating over $1,000 of taxable income.

Non-GAAP Measures

In addition to gross profit and net income, which are measures presented in accordance with U.S. GAAP, management believes that adjusted gross profit and adjusted EBITDA provide relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted gross profit and adjusted EBITDA are supplemental measures of Katapult’s performance that are neither required by nor presented in accordance with U.S. GAAP. Adjusted gross profit and adjusted EBITDA should not be considered as substitutes for U.S. GAAP metrics such as gross profit, operating income, net income, or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted gross profit represents gross profit less variable operating expenses, which are servicing costs underwriting fees, and bad debt expense. We believe that adjusted gross profit provides a meaningful understanding of one aspect of our performance specifically attributable to total revenue and the variable costs associated with total revenue.

Adjusted EBITDA represents earnings before interest expense and other fees, taxes, depreciation and amortization on property and equipment, stock-based compensation, impairment on property held for lease, legal fees associated with investor transactions, loss on extinguishment of debt, employee recruiting costs, and transaction costs associated with the merger. We believe that adjusted EBITDA is a metric that provides additional insight into the quality of our earnings.

Adjusted gross profit and adjusted EBITDA are useful to an investor in evaluating our performance because these measures:

●	Are widely used to measure a company’s operating performance;

●	Are financial measurements that are used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

●	Are used by our management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

The following table presents gross profit and adjusted gross profit for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change
	2021	2020	$	%
Gross profit and Adjusted gross profit
Total revenue	$80,635	$42,888
Cost of revenue	(52,882)	(27,333)
Gross profit	27,753	15,555	12,198	78.4%
Less:
Servicing costs	(1,138)	(980)
Underwriting fees	(467)	(479)
Bad debt expense	(4,887)	(3,388)
Adjusted gross profit	$21,261	$10,708	$10,553	98.6%

The reconciliations of net income to adjusted EBITDA for the three months ended March 31, 2021 and 2020 are as follows:

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA
Net income	$8,090	$3,670
Add back:
Interest expense and other fees	4,140	2,985
Change in fair value of warrant liability	358	-
Provision for income taxes	1,825	79
Depreciation and amortization on property and equipment	48	20
Impairment of leased assets	(625)	(246)
Stock compensation expense	80	77
Employee recruiting costs	106	34
Transaction costs associated with merger (a)	676	-
Adjusted EBITDA	$14,698	$6,619

(a)	Consists of non-capitalizable transaction cost associated with the FinServ merger.

Liquidity and Capital Resources

To date, the funds received from previous common stock and preferred stock equity financings, as well as the Company’s ability to obtain lending commitments, have provided the liquidity necessary for the Company to fund its operations. The additional financing, as described elsewhere in this filing, would provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

Since 2018, the Company’s liquidity profile has improved each period due to increased earnings, increased liquidity from debt providers and decreased cost of debt as our credit profile has improved. We expect our effective interest rate and incremental borrowing rates to continue to decrease as a result of achieving profitability in 2020 and our expected profitability in the future. Additionally, the Company will receive a cash infusion of $50 million upon the closing of the merger with FinServ. We expect to be able to service our existing borrowing arrangements via our continuously improving operating cash flows and the ability to refinance or borrow additional capital, if needed.

The following table presents the Company's cash, restricted cash, and accounts receivable, net, as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Cash	$67,788	$65,622
Restricted cash	2,877	3,975
Accounts receivable, net	1,343	1,636

Cash Flows

The following table presents cash provided by (used in) operating, investing, and financing activities during the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Net cash provided by (used in) operating activities	$7,257	$(1,088)
Net cash used in investing activities	(268)	(118)
Net cash (used in) provided by financing activities	(5,921)	5,231
Net increase in cash and restricted cash	$1,068	$4,025

Operating Activities

Net cash provided by operating activities was $7,257 for the three months ended March 31, 2021, an increase of $8,345 from $1,088 used in operating activities for the three months ended March 31, 2020. This reflects our net income of $8,090, adjusted for non-cash charges of $56,936 and net cash outflows of $57,768 from changes in our operating assets and liabilities. Non-cash charges consisted primarily of depreciation and amortization, which increased $18,014; net book value of property buyouts, which increased $5,429; impairment expense, which increased $1,096; and bad debt expense, which increased $1,499. Each of these increases were driven by the increased customer origination and lease-purchase activity discussed above.

Net cash used in operating activities was $1,088 for the three months ended March 31, 2020 and was due to purchases of property held for lease of $30,336 during the period, offset by depreciation and amortization of $18,048, net book value of property buyouts of $5,157, and impairment expense of $2,704.

Investing Activities

Net cash used in investing activities was $268 for the three months ended March 31, 2021 and was primarily due to purchases of property and equipment of $102 and increase in capitalized software of $166.

Net cash used in investing activities was $118 for the three months ended March 31, 2020 and was due to purchases of property and equipment of $48 and purchases of capitalized software of $70.

Financing Activities

Net cash used in financing activities was $5,921 for the three months ended March 31, 2021 and was primarily due to repayments of revolving line of credit of $6,547 which was offset by advances on the revolving line of credit of $542 and proceeds from exercise of stock options of $84.

Net cash provided by financing activities was $5,231 for the three months ended March 31, 2020 and was primarily due to proceeds from the revolving line of credit of $6,480 offset by principal repayments on the revolving line of credit of $1,249.

Financing Arrangements

From January 1, 2016, Katapult completed the following transactions, each of which has provided liquidity and cash resources.

Revolving and Non-Revolving Lines of Credit

●	During 2016, the Company obtained a non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $100,000 subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2018, $19,603 was outstanding on this line of credit. At December 31, 2018, no additional borrowings were available. The note was secured by all assets of the Company and subsidiaries. The annual interest rate on the principal was the greater of 18% or the sum of 17% plus the greater of 1% or the three-month average LIBOR rate. This facility was also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest was due in November 2018 to the lender, but was extended to May 2019, unless there was an earlier event of default such as bankruptcy, default on interest payments, or a change of control. This line of credit was repaid in May 2019.

●	During 2017, the Company obtained a second non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $6,000, which was raised to $6,800 in 2018, subject to certain covenants and a 35% advance rate on eligible accounts receivable. In 2019, the maximum balance was raised to $16,000. At December 31, 2018, the total outstanding on this facility was $6,800. At December 31, 2019, the total outstanding on this facility was $16,000 less issuance costs of $197, netting to a total of $15,803. The issuance costs are amortized throughout the life of the loan through interest expense. The note was secured by all assets of the Company. The annual interest rate on the principal was 25% through August 2020. Beginning in September 2020, the annual interest rate stepped down to 19%. This facility was also subject to certain debt covenants as set forth in the loan agreement, which consisted of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest was repaid in December 2020.

During 2019, the Company refinanced the first revolving line of credit facility with Midtown Madison Management, LLC as agent for various funds of Atalaya Capital Management (“Atalaya”), which resulted in a maximum of $50,000 for the initial commitment, with the lender having the right to increase to a maximum of $150,000 over time. The Company drew down the $50,000 facility upon the date of the refinancing. This is subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2019, the total outstanding on this line of credit was $40,280 less issuance costs of $582, netting to a total of $39,698. The issuance costs are amortized over the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal was the one-month LIBOR Rate plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to one-month LIBOR plus 7.5% per annum. This facility is also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit, including unpaid principal and interest, is due December 4, 2023 unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control (excluding an acquisition by a Special Purpose Acquisition Company), at which point the facility may become due earlier. On September 28, 2020, the maximum commitment was increased to a total of $125,000.

●	On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility with Atalaya. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of the date of this registration statement. Total outstanding principal under the revolving line of credit was $69,387 at March 31, 2021.

Long Term Debt

●	In September 2018, the Company obtained a bridge loan from a related party lender for $5,500. In November 2018, the Company amended this loan, which resulted in the Company increasing the principal amount by $2,000 for a total of $7,500. At December 31, 2018, the total outstanding balance on this loan was carried at $7,476, which is offset by issuance costs totaling $796, netting to a total of $6,680. At December 31, 2019, the total outstanding balance on this loan was carried at $7,492, which is offset by issuance costs totaling $298, netting to a total of $7,195. In May 2019, the Company amended the outstanding long-term debt of $7,500 which extended the maturity date from September 13, 2019 to December 31, 2021. The loan was repaid in December 2020.

●	The ninth amendment to the revolving line of credit facility with Atalaya also provided the Company with a senior secured term loan facility commitment of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020. In conjunction with the amended loan and security agreement, the Company issued a warrant to purchase up to 4,988,719 Series C-1 Convertible Preferred Stock at an exercise price of $0.01 per share. Total outstanding principal on the term loan was $50,494 at March 31, 2021.

Convertible Notes

●	As a condition of the Company’s $5,500 bridge loan, the lender required the loan to be guaranteed by current investors in the Company. In exchange for this guarantee, the Company issued $1,650 of convertible notes, which had a pricing feature to convert at a 20% discount to the share price of the next round of equity financing. In conjunction with the Company’s amendment of its $5,500 bridge loan (to increase the principal amount by $2,000), the Company issued an additional $600 of convertible notes with the same features mentioned above.

●	In February and March 2019, the Company issued an additional $2,500 in convertible notes for cash consideration. These convertible notes had stock warrants attached. Additional details pertaining to the stock warrants can be found in Note 10 to the consolidated financial statements for the year ended December 31, 2020.

●	In April 2019, all of the Company’s convertible notes converted to 17,061,472 shares of Preferred Stock Series C shares at a price of $0.3553 less 20%. This conversion event qualified as a non-qualified financing feature per the executed agreements. In conjunction with this event, the Company also recapitalized all preferred share classes into Series C preferred stock.

Equity

●	During 2019, the Company converted all outstanding Series A, Series A-1, Series A-2, Series B, Series B-1, and Series B-2 shares to Series C shares by issuing on a 1:1 ratio 24,773,767 Series C Preferred Shares. Additionally, the Company issued 17,061,472 Series C Preferred Shares valued at $6,062 to execute the conversion feature of the outstanding convertible notes. Furthermore, the Company raised additional equity of $9,506 by issuing 26,754,674 of Series C Preferred Shares.

●	The Company has issued warrants to purchase common stock to current and former lenders and investors between 2014 and 2019. The exercise prices of these warrants range from $0.01 per share to $1.7084 per share. The warrants do not convey any voting privileges or rights on declared dividends until they are converted into common stock by the holder. 5,480,831 warrants were outstanding as of March 31, 2021.

Contractual Obligations

The table below summarizes debt, lease and other minimum cash obligations outstanding as of March 31, 2021:

	Payments Due by Period
	Total	2021	2022-2023	2024-2025	Thereafter
	(in thousands)
Line of credit (i)	84,127	5,035	79,092	-	-
Long-term debt (ii)	66,662	4,672	61,990	-	-
Operating lease commitments	1,797	375	918	504	-
Total	$152,586	$10,082	$142,000	$504	$-

(i)	Future cash obligations include scheduled interest payments due based on the interest rate of 9.5% as of March 31, 2021.

(ii)	Future cash obligations include scheduled interest payment due based on the interest rate of 9.0%, plus 3.0% paid-in-kind interest, as of March 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity and have the greatest potential effect on our unaudited condensed consolidated financial statements. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our unaudited condensed consolidated financial condition and results of operations. For further information, see Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Rental Revenue Recognition

Property held for lease is leased to customers pursuant to lease purchase agreements with a minimum term: typically one week, two weeks, or one month, with non-refundable lease payments. Generally, the customer has the right to acquire title and ownership either through a 90-day purchase option, an early purchase option (buyout) available prior to completion of the full agreement, or by completing all required lease payments, generally 12 or 18 months, for ownership. On any current lease, customers have the option to terminate the agreement at any time without penalty in accordance with lease-purchase agreement terms. Accordingly, customer agreements are accounted for as operating leases with lease revenues recognized in the month they are earned based on the accrual basis of accounting. Amounts received from customers who elect purchase options (buyouts) are included in rental revenue, when earned. Lease payments received prior to their due dates are deferred and recorded as unearned revenue and are recognized as revenue in the period in which they are earned. Rental revenue also includes agreed-upon charges assessed to customer lease applications. Payments are received upon submission of the applications and execution of the lease purchase agreements. Services are considered to be rendered and revenue earned over the initial lease term. The Company also may assess fees for missed or late payments, which are recognized as revenue in the billing period in which they are assessed if collectability is reasonably assured. Revenues from leases are reported net of sales taxes.

There are uncertainties involved with applying rental revenue recognition due to the non-prime nature of our consumers, and the conclusion about likelihood to pay after a customer goes delinquent.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of allowances for doubtful accounts. Accounts receivable consist primarily of lease receivables due from customers incurred during the normal course of business for lease payments earned not yet received from the customer. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for doubtful accounts or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. The Company maintains an allowance for doubtful accounts to provide for uncollected amounts based on historical collection experience and an analysis of the aging of receivables per the following categories: 1-30 days, 31-60 days, 61-90 days. This analysis results in the determination of loss rate percentages that are applied to outstanding receivables in each of these categories as of period end. The Company writes off accounts receivables that are over 90 days contractually past due. Bad debt expense is classified in operating expenses within the unaudited condensed consolidated statements of operations and comprehensive loss. The Company does not require any security or collateral to support its receivables.

There are uncertainties involved in estimating the allowance for doubtful accounts due to unanticipated changes in the business environment, as well as factors and risks associated with our customers’ behaviors.

Stock-Based Compensation

The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock-based awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, such as expected term, common share price, and volatility, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred. See Note 2 of the Company’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 for further details on the assumptions used in the Black-Scholes model.

There are uncertainties involved when recognizing stock-based compensation expense due to the lack of publicly available share price and volatility data for the Company’s common stock. Our valuation utilizes peer company volatility data as well as internally developed valuation models for the common share price which could vary from actual market results.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on all available positive and negative evidence. The determination of whether a deferred tax asset will be realizable is a highly subjective decision based upon estimated future taxable income and could vary from actual results. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit greater than 50% likelihood of being realized upon settlement with the related tax authority. The changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Property Held for Lease, Net

Property held for lease consists of furniture, consumer electronics, appliances, and other durable goods offered for lease-purchase in the normal course of business. Such property is provided to consumers pursuant to a lease-purchase agreement with a minimum term; typically one week, two weeks, or one month. The contemplated length of the agreement is typically 12 or 18 months. Consumers may terminate a lease agreement at any time without penalty. The average consumer continues to lease the property for 7 months because the consumer either exercises the buyout (early purchase) options or terminates the lease purchase agreement prior to the end of the 12 or 18 month lease term. As a result, property held for lease is classified as a current asset on the consolidated balance sheets.

Property held for lease is carried at net book value. Depreciation for property held for lease is generally provided using the income forecasting method and is included within cost of revenue. Under the income forecasting method, property held for lease is depreciated in the proportion of rents received to total expected rents received based on historical data, which is an activity-based method similar to the units of production method. The Company provides for impairment for the undepreciated balance of the property held for lease assuming no salvage value with a corresponding charge to cost of revenue. Impairment expense includes expense related to property identified as impaired based on historical data, including default trends, such that the recorded amount closely approximates actual impairment expense incurred during the period. The Company derecognizes the undepreciated net book value of property buyouts as buyouts occur with a corresponding charge to cost of revenue. The Company periodically evaluates fully depreciated property held for lease, net. When it is determined there is no future economic benefit, the related assets and accumulated depreciation are written-off.

There are uncertainties involved when recognizing expenses related to property held for lease due to the subjective nature of the income forecasting method and estimated salvage value, which could vary from actual results.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this filing for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our unaudited condensed consolidated financial statements.

Material Agreements

Wayfair

The Company is party to a provider agreement with Wayfair Inc. dated November 24, 2020, whereby we provide Wayfair customers with lease-purchase options for certain Wayfair products directly on Wayfair’s customer website. We originated approximately 65% and 68% of our origination dollars for the three months ended March 31, 2021 and 2020, respectively through the Wayfair provider agreement. The Company originally entered into a merchant agreement with Wayfair in September 2018, which was superseded by the Wayfair provider agreement. The Wayfair provider agreement continues for successive two-year terms until terminated by either party. The agreement may be terminated at any time and for any reason provided that the terminating party provides written notice sixty days prior to the date of termination. Our provider agreement with Wayfair does not prohibit Wayfair from offering competing options from our competitors. Our provider agreement with Wayfair allows us to benefit from Wayfair’s product offering and market ourselves to a larger audience of consumers who may seek alternative payment options.

Emerging Growth Company

As of March 31, 2021, we are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. We will remain an emerging growth company for 5 years or until we achieve large accelerated filer status.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources and other risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021 and December 31, 2020, we have interest bearing debt with a principal amount of $120 million and $126 million, respectively.

Our revolving line of credit as of March 31, 2020 is a variable rate loan that accrues interest at a variable rate of interest based on the one month LIBOR rate, subject to a 2% floor, plus 7.5% per annum. As of March 31, 2021, the calculated interest rate is 9.5%.

Inflation Risk

Katapult does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

There was no material foreign currency risk for the three months ended March 31, 2021 and 2020. Katapult’s activities to date are conducted only in the United States.